                                                                    EXHIBIT 21.1

                   Subsidiaries of Cardiac Science Corporation

Cardiac Science International A/S, a Danish corporation

Cardiac Science Holdings UK, a U.K. corporation

Shanghai Quinton Medical Device Co., Ltd., a Chinese joint venture company

LifeTec Medical Limited (dba Cardiac Science UK), a U.K. corporation